                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (AMENDMENT NO. )*



                             Molecular Devices Corp.
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                                (NAME OF ISSUER)



                                  Common Stock
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                         (TITLE OF CLASS OF SECURITIES)


                                   60851C107
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                                 (CUSIP NUMBER)



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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         /X/ Rule 13d-1(b)
         / / Rule 13d-1(c)
         / / Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.
      60851C107

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1         NAME OF REPORTING PERSON
          The Hartford Mutual Funds, Inc. on behalf of:
          The Hartford Capital Appreciation Fund

          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          (entities only)    06-1455339

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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (see instructions)

          (a) [   ]
          (b) [   ]

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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Maryland

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 NUMBER OF                 5      SOLE VOTING POWER

  SHARES
                           -----------------------------------------------------
BENEFICIALLY               6      SHARED VOTING POWER
                                  950,000
 OWNED BY
                           -----------------------------------------------------
   EACH                    7      SOLE DISPOSITIVE POWER

 REPORTING
                           -----------------------------------------------------
  PERSON                   8      SHARED DISPOSITIVE POWER
                                  950,000
   WITH:
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          950,000

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10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (see instructions)

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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          6.1%

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12        TYPE OF REPORTING PERSON (see instructions)
          IV

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CUSIP NO.
      60851C107

Item 1(a).    Name of Issuer:
              Molecular Devices Corp.


Item 1(b).    Address of Issuer's Principal Executive Offices:
              1311 Orleans Drive
              Sunnyvale, CA  94809


Item 2(a).    Name of Person(s) Filing:
              The Hartford Mutual Funds, Inc. on behalf of:
              The Hartford Capital Appreciation Fund


Item 2(b).    Address of Principal Business Office or; if none, residence:
              200 Hopmeadow Street
              Simsbury, CT  06089


Item 2(c).    Citizenship:
              Maryland


Item 2(d).    Title of Class of Securities:
              Common Stock


Item 2(e).    CUSIP Number:
              60851C107


Item 3. If this statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

              (a)   / /  Broker or Dealer registered under Section 15 of the Act
                         (15 U.S.C. 78o).

              (b)   / /  Bank as defined in Section 3(a)(6) of the Act
                         (15 U.S.C. 78c).

              (c)   / /  Insurance Company as defined in Section 3(a) (19) of
                         the Act (15 U.S.C. 78c).

              (d)   /X/  Investment Company registered under Section 8 of the
                         Investment Company Act of 1940 (15 U.S.C. 80a-8).

CUSIP NO.
      60851C107

              (e)   / /  An investment adviser in accordance with Section
                         240.13d-1(b)(1)(ii)(E);

              (f)   / /  An employee benefit plan or endowment fund in
                         accordance with Section 240.13d-1(b)(1)(ii)(F);

              (g)   / /  A parent holding company or control person in
                         accordance with Section 240.13d-1(b)(1)(ii)(G);

              (h)   / /  A savings association as defined in Section 3(b) of the
                         Federal Deposit Insurance Act (12 U.S.C. 1813);

              (i)   / /  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j)   / /  Group, in accordance with Section
                         240.13d-1(b)(1)(ii)(J).


Item 4.       Ownership:

              Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

              (a)    Amount Beneficially Owned  950,000
                                               ---------
              (b)    Percent of Class   6.1%
                                      --------
              (c)    Number of shares as to which such person has:

                     (i)     sole power to vote or to direct the vote

                             --------------------------------------------------

                     (ii)    shared power to vote or to direct the vote
                                          950,000
                             --------------------------------------------------

                     (iii) sole power to dispose or to direct the disposition of

                             --------------------------------------------------

                     (iv) shared power to dispose or to direct the disposition of

                                          950,000
                             --------------------------------------------------

CUSIP NO.
      60851C107

Item 5.       Ownership of Five Percent or Less of a Class:

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6.       Ownership of More than Five Percent on behalf of Another Person:
              N/A

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company: N/A

Item 8.       Identification and Classification of Members of the Group:  N/A

Item 9.       Notice of Dissolution of Group: N/A

Item 10.      Certification:

              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


              Signature

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                  DATE:  February 11, 2002

                                  The Hartford Mutual Funds, Inc. on behalf of:
                                  The Hartford Capital Appreciation Fund



                                  BY:     /s/George R. Jay
                                         ----------------------
                                         George R. Jay
                                         Vice President, Treasurer
                                         & Controller